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                                                                  Exhibit (4)(c)


                                ESCROW AGREEMENT

         ESCROW AGREEMENT, dated as of May 17, 1999 (this "Agreement"), among Safety-Kleen Corp. (formerly known as Laidlaw Environmental Services, Inc.), a Delaware corporation (the "Company"), the Bank of Nova Scotia Trust Company of New York, a trust company organized under the laws of New York, as trustee under the Indenture referred to below (the "Trustee"), and The Bank of Nova Scotia Trust Company of New York, a trust company organized under the laws of New York, as escrow agent (the "Escrow Agent").

         WHEREAS, this Agreement is being entered into in connection with the Purchase Agreement (the "Purchase Agreement"), dated as of May 10, 1999, among the Company and TD Securities (USA) Inc., NationsBanc Montgomery Securities LLC and Raymond James & Associates, Inc. (collectively, the "Initial Purchasers"), and the Indenture (the "Indenture"), dated of even date herewith between the Company and the Trustee;

         WHEREAS, pursuant to the Purchase Agreement, the Company has agreed to issue and sell to the Initial Purchasers, for resale by the Initial Purchasers under Rule 144A and Regulation S under the Securities Act of 1933, as amended (the "Securities Act") (the "Offering"), $225 million aggregate principal amount of its 9 1/4% Senior Notes due 2009 (the "Notes").

         WHEREAS, concurrently with and as a condition to the closing of the Offering, the Company will deposit, or cause to be deposited, the Initial Deposit (as hereinafter defined) with the Escrow Agent;

         WHEREAS, in the event that the Funding Conditions (as hereinafter defined) are not satisfied on or prior to the close of business on September 30, 1999, subject to the terms and conditions set forth herein, the Escrow Agent shall transfer on October 15, 1999 the Escrowed Funds to pay all (or such portion as is equal to the full amount of the Escrowed Funds) of the Mandatory Redemption Price for the Special Mandatory Redemption (as defined in the Indenture);

         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1.  Definitions.

         "Cash Equivalents" means (a) any evidence of indebtedness with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (b) certificates of deposit or acceptances or Eurodollar time deposits with a maturity of one year or less of, and overnight bank deposits with, any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million; (c) commercial paper with a maturity
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of one year or less issued by a person rated at least A-1 by Standard & Poor's
Rating Services, a division of the McGraw Hill Company, or at least P-1 by Moody's Investors Service, Inc.; (d) repurchase obligations with a term of no more than 30 days for underlying securities of the types described in clause (a) entered into with a bank meeting the qualifications described in clause (b) above; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least "A" by Standard & Poor's Rating Services, a division of the McGraw Hill Companies, or "A" by Moody's Investors Service, Inc.; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any financial institution satisfying the requirements of clause (b) of this definition; (g) bond and note obligations issued or unconditionally guaranteed by corporations or limited liability companies organized under the laws of the United States with maturities of one year or less from the date of acquisition which are rated at least "A" by Standard & Poor's Rating Services, a division of the McGraw Hill Companies, or "A" by Moody's Investors Services, Inc.; and (h) funds which invest in any of the foregoing.

         "Escrowed Funds" shall have the meaning set forth in Section 2(e).

         "Funding Conditions" means the occurrence of the following events:

                  (i) the stockholders of the Company shall have approved the issuance of shares of the Company's common stock in connection with the Company's repurchase of the PIK Debenture in accordance with the rules of The New York Stock Exchange; and

                  (ii) the conditions set forth in Article IV of the securities purchase agreement dated as of April 19, 1999 among the Company, Laidlaw Inc. and Laidlaw International Finance Corporation have been satisfied or waived.

         "Initial Deposit" means cash in an amount equal to the net proceeds of the Offering.

         "Mandatory Redemption Price" means, as of any date, an amount in cash equal to 101% of the aggregate principal amount of the Notes.

         "Permitted Investments" means (i) Cash Equivalents or (ii) money market funds at least 95% of the assets of which are invested in investments described in subparagraph (a) of the definition of Cash Equivalents or repurchase agreements the payment of which are secured by investments described in such subparagraph (a).

         "PIK Debenture" means the 5% Subordinated Convertible Pay-In-Kind Debenture due 2009 dated May 15, 1997 issued by the Company to Laidlaw Transportation, Inc.


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         Other capitalized terms used but not defined herein have the meanings given to such terms in the Indenture.

         SECTION 2. Delivery, Acceptance and Investment of Escrowed Funds. (a) Concurrently with the execution and delivery hereof, the Company shall deposit the Initial Deposit with the Escrow Agent. Upon receipt of the Initial Deposit, the Escrow Agent shall, upon the written request of the Company from time to time invest all or a portion of the Initial Deposit and the proceeds therefrom in Permitted Investments.

         (b) If the Notes become subject to Special Mandatory Redemption pursuant to the terms of the Notes and Article XI of the Indenture, the Company shall provide written notice thereof (a "Redemption Notice") to the Escrow Agent and the Trustee in accordance with Section 1103 of the Indenture together with a certificate of a nationally recognized firm of independent accountants setting forth a calculation of the amount of cash that will be available to the Escrow Agent, based on the Escrowed Funds then held with the Escrow Agent, without any reinvestment thereof or sale prior to maturity, on the third Business Day prior to the date fixed for such Special Mandatory Redemption; provided, however, that no such certificate shall be required if the Escrowed Funds consist exclusively of cash. In connection with any Redemption Notice received from the Company relating to a date fixed for Special Mandatory Redemption, the Escrow Agent is hereby authorized and directed to promptly liquidate any Permitted Investments that will not mature on or prior to the third Business Day prior to the date fixed for Special Mandatory Redemption to the extent necessary to fund the Mandatory Redemption Price; provided that the Escrow Agent shall reinvest any portion of the proceeds so realized by the Escrow Agent in Permitted Investments as directed by the Company that shall mature on or prior to the date fixed for Special Mandatory Redemption. In no event shall the Escrow Agent have any liability for any shortfall in funds available to pay the aggregate Mandatory Redemption Price.

         (c) If at any time the aggregate amount of cash and Permitted Investments held by the Escrow Agent hereunder, without the reinvestment thereof or sale prior to maturity, exceeds the Mandatory Redemption Price, the Company shall be entitled to request in writing the prompt release of, and the Escrow Agent shall, subject to Section 2(d), promptly release to the Company all such amounts in excess of the Mandatory Redemption Price.

         (d) As a condition to any release requested by the Company under
Section 2(c), the Escrow Agent shall have received a written statement, certified as to its mathematical accuracy by a nationally recognized firm of independent accountants selected by the Company, setting forth a calculation showing that the amount of cash that would be available to the Escrow Agent based on the Escrowed Funds that would be held by the Escrow Agent (after giving effect to any such release) without any reinvestment thereof or sale prior to maturity together with any other funds or Permitted Investments held by the Escrow Agent hereunder, taking into account scheduled maturities of and scheduled payments of interest on the Permitted Investments included in the Escrowed Funds, would be at least equal to the Mandatory Redemption Price. The Escrow Agent shall be under no obligation to and shall not independently confirm the calculations contained in,


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or the conclusions reached by, such statement. In addition, the Company shall deliver in writing to the Escrow Agent, in conjunction with and as a condition to any release requested by the Company hereunder, wire instructions for the delivery of any funds subject to such release.

         (e) The Escrow Agent shall accept the Initial Deposit and shall hold such funds and the proceeds thereof in one or more separate identifiable accounts for disbursement in accordance with the provisions hereof. The Trustee shall be granted a first priority security interest in all such accounts and the Company, and the Company shall execute all financing statements and take all other steps necessary or as may be reasonably requested by the Trustee or Initial Purchasers in connection with the perfection of such first priority security interest. The Initial Deposit and the proceeds therefrom, including without limitation, the proceeds of any Permitted Investments, less any amounts released pursuant to the terms of this Agreement, shall constitute the "Escrowed Funds." The Escrow Agent further agrees to invest any portion of the Escrowed Funds that is comprised of cash in Permitted Investments as may be directed by the Company in writing from time to time. Except as otherwise agreed to by the Company and the Escrow Agent, temporarily uninvested funds shall not earn or accrue interest.

         (f) The obligation and liability of the Escrow Agent to make the payments and transfers required by this Escrow Agreement shall be limited to the Escrowed Funds. The Escrow Agent shall not be liable for any loss resulting from any investment made pursuant to this Agreement in compliance with the provisions hereof.

         SECTION 3. Disbursement of Escrowed Funds. (a) If the Escrow Agent receives written notice from the Company that the Funding Conditions have been satisfied together with an officer's certificate, substantially in the form of Exhibit A hereto, signed by any of the Chief Executive Officer, President, Chief Financial Officer or Vice President of the Company, certifying to the Escrow Agent as to the matters specified in Exhibit A hereto, then the Escrow Agent will promptly (i) release all Escrowed Funds then held by it to the Company or
(ii) at the request of the Company, liquidate all or a portion of the Permitted Investments and, upon such liquidation, promptly release all Escrowed Funds then held by it to the Company.

         (b) If the Escrow Agent receives a written notice from the Company that a Special Mandatory Redemption pursuant to the terms of the Notes and Article XI of the Indenture will occur, then the Escrow Agent will liquidate all Permitted Investments in accordance with Section 2(b) and will, on the Business Day fixed for such Special Mandatory Redemption, release to the Paying Agent an amount of Escrowed Funds in cash equal to the Mandatory Redemption Price or, if the total amount of the Escrowed Funds is less than the Mandatory Redemption Price, all of the Escrowed Funds. Concurrently with such release to the Paying Agent, the Escrow Agent shall release any excess of Escrowed Funds over the Mandatory Redemption Price to the Company.

         (c) Notwithstanding paragraphs 3(a) and (b) above, if the Escrow Agent receives a written notice from the Trustee or otherwise has actual knowledge that a Default or Event of


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Default under the Indenture has occurred and is continuing, the Escrow Agent will not release any Escrowed Funds to the Company unless and until the Escrow Agent receives a written notice from the Trustee that such Default or Event of Default is not continuing. Subject to Section 3(d) below, if the Escrow Agent receives a written notice from the Trustee that (i) the principal amount of, and accrued and unpaid interest on the Notes has become immediately due and payable pursuant to Section 5.02 of the Indenture (an "Acceleration Event"), and (ii) either (A) a court of competent jurisdiction by final and nonappealable judgment has determined that the acceleration of the Notes was appropriate as a result of a bona fide Event of Default under the Indenture or (B) such acceleration has not been rescinded prior to September 30, 1999 (either such event, a "Remedies Trigger Event"), the Escrow Agent will liquidate all Escrowed Funds then held by it, in the case of clause (A) above, within one Business Day after the Escrow Agent receives such written notice of such court determination or, in the case of clause (B) above, on October 15, 1999, and, in each case, will release to the Paying Agent for payment to the holders of the Notes in accordance with the Indenture the amount of Escrowed Funds sufficient to pay such accelerated principal and accrued and unpaid interest, if any, on the Notes (or if the total amount of Escrowed Funds is less than such accelerated principal plus any accrued and unpaid interest, all of the Escrowed Funds). The Escrow Agent will release, subject to Section 2(d), all remaining Escrowed Funds to the Company.

         The Trustee will provide written notice to the Escrow Agent upon obtaining knowledge of the occurrence of a Default, Event of Default or a Remedies Trigger Event. The Trustee shall be deemed to have knowledge of any Default or Event of Default upon the earlier of (i) an officer in the corporate trust department of the Trustee having actual knowledge thereof or (ii) the Trustee receiving written or oral notice thereof in accordance with the provisions of the Indenture, and the Trustee shall have no obligation to give notice to the Escrow Agent of a Default or Event of Default in the absence of such knowledge.

         Notwithstanding the provisions of this Section 3(c), upon receipt of a Redemption Notice by the Escrow Agent pursuant to Section 2(b), this Section 3(c) shall be of no further effect and all amounts then held by the Escrow Agent shall be released in accordance with Section 3(b).

         (d) In the event of (i) an Acceleration Event or (ii) a Change of Control under the Indenture, in either case occurring prior to a Remedies Trigger Event, (x) the Company may, at its sole option, direct the Escrow Agent in writing to liquidate the Permitted Investments and release to the Paying Agent Escrowed Funds in an amount sufficient for the payment of the purchase price or accelerated principal, as applicable, and interest, as the case may be, and (y) if the Paying Agent pays all amounts due in respect of the Notes pursuant to such Acceleration Event or Change of Control, the Company may (A) in the case of an Acceleration Event, request in writing the Escrow Agent to release to the Company and the Escrow Agent shall promptly release to the Company all remaining Escrowed Funds or (B) in the case of a Change of Control, request the Escrow Agent to release to the Company and the Escrow Agent shall promptly release to the Company the excess of the remaining Escrowed Funds over the amount necessary to pay the remaining principal of, accrued and unpaid interest on and premium, if any, with respect to


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any Notes (assuming such Notes mature on the Special Redemption Date) that remain outstanding following the consummation of the repurchase of Notes in accordance with Section 1012 of the Indenture in respect of such Change of Control.

         SECTION 4. Termination. Upon the release of any Escrowed Funds to the Company pursuant to Section 2 or Section 3 hereof, such Escrowed Funds shall be delivered to the Company, free and clear of any and all interests of the Escrow Agent, the Trustee and the holders of the Notes. Upon the release of all Escrowed Funds in accordance with Sections 2 and 3 hereof, this Agreement shall terminate. In connection with such release, the Escrow Agent agrees to cooperate with the Company to release any liens hereunder (including, without limitation, delivering executed releases and financing termination statements) and will take all action reasonably requested by the Company in connection therewith.

         SECTION 5. Indemnity. The Company agrees to indemnify the Trustee and the Escrow Agent, and any predecessor escrow agent or trustee, and their respective officers, directors, employees and agents, for and to hold it and each of them harmless against any loss, liability or reasonable expense arising out of or in connection with this Agreement and carrying out their respective duties hereunder, including the reasonable costs and expenses of defending itself against any claim of liability; provided, however, that the Company will not be liable for indemnification or otherwise for any loss, liability or expense to the extent arising out of the gross negligence, willful misconduct or bad faith of the Escrow Agent or the Trustee. Notwithstanding any other provision in this Agreement, neither the Escrow Agent nor the Trustee shall be liable for incidental or consequential damages. The provisions of this Section shall survive termination of this Agreement.

         SECTION 6. Modifications, Waivers and Amendments. No party shall be bound by any modification, amendment, termination (except as provided in Section 4 hereof), cancellation or rescission or supersession of this Agreement unless the same shall be in writing and signed by such party, and, if the Escrow Agent's rights, duties, immunities or indemnities as Escrow Agent are affected thereby, unless it shall have given its prior written consent thereto. This Agreement may not be modified, amended, terminated (except as provided in Section 4 hereof), canceled, rescinded or superseded without the written consent of the Initial Purchasers.

         SECTION 7. Concerning the Escrow Agent. (a) The Escrow Agent shall receive a fee for acting hereunder as agreed to by the Escrow Agent and the Company. The Company also agrees to pay on demand the reasonable out-of pocket costs and expenses of the Escrow Agent, including the reasonable fees and expenses of counsel selected by the Escrow Agent, incurred in connection with its duties hereunder.

         (b) The Escrow Agent shall exercise the same degree of care toward the Escrowed Funds as it exercises toward its own similar property and shall not be held to any higher standard of care under this Agreement, nor be deemed to owe any fiduciary duty to the Company.


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         (c) The Escrow Agent may act upon any instrument or other writing believed by it in good faith to be genuine and to have been signed or presented by the proper person, and subject to the foregoing, shall have no obligation to determine the authenticity thereof or the correctness of any fact stated therein or the propriety or validity of service thereof, and shall not be liable to any party hereto in connection with the performance of its duties hereunder, except for its own gross negligence, willful misconduct or bad faith. The duties of the Escrow Agent shall be determined only with reference to this Escrow Agreement and applicable laws and the Escrow Agent is not charged with any knowledge of or any duties or responsibilities in connection with any other document or agreement. If in doubt as to its duties and responsibilities hereunder, the Escrow Agent may consult with counsel of its choice and shall be protected in any action taken or omitted in good faith in reliance on the written advice or opinion of such counsel.

         (d) The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys, and the Escrow Agent shall not be responsible for the misconduct or negligence of such agents or attorneys appointed with due care.

         (e) Nothing in this Escrow Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as agent or otherwise in any jurisdiction other than the State of New York.

         (f) The Escrow Agent shall not be responsible for and shall not be under a duty to examine or pass upon the validity, binding effect, execution or sufficiency of this Agreement, any agreement amendatory or supplemental hereto or of any certificates delivered to it hereunder.

         (g) The Escrow Agent makes no representation as to the validity, value, genuineness or collectability of any security or other document or instrument held by or delivered to it.

         (h) The Escrow Agent shall not be called upon to advise any party as to selling or retaining, or taking or refraining from taking any action with respect to, any securities or other property deposited hereunder.

         (i) The Escrow Agent shall have the right at any time to resign hereunder by giving written notice of its resignation to the Company and the Trustee at their respective addresses set forth herein or at such other address as the Company or the Trustee shall provide, at least 30 days prior to the date specified for such resignation to take effect. Upon the effective date of such resignation, all cash and other payments and all other property then held by the Escrow Agent hereunder shall be delivered by it to a successor escrow agent, as chosen by the Company after consultation with the Initial Purchasers. If no successor escrow agent is appointed within 30 days of the Escrow Agent giving written notice of its resignation to the Company and the Trustee, the Escrow Agent may apply to a court of competent jurisdiction for such appointment and the Escrow Agent's sole responsibility thereafter shall be to safekeep the Escrowed Funds until receipt of written notice of the designation of a successor escrow agent.


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         (j) In the event that Escrow Agent should at any time be confronted with inconsistent claims or demands to the Escrowed Funds, the Escrow Agent shall have the right, but not the duty, (i) to interplead the parties in any court of competent jurisdiction and request that such court determine the respective rights of the parties with respect to the Escrowed Funds and (ii) to retain in its possession without liability to anyone all the Escrowed Funds until such dispute shall have been settled either by the mutual agreement of the parties hereto or by a final, non-appealable order, decree or judgment of such court. Any court order, decree or judgment shall be accompanied by a legal opinion of counsel reasonably satisfactory to the Escrow Agent that such order, decree or judgment is final and non-appealable. In the event the Escrow Agent no longer holds any Escrowed Funds, it shall be released from any obligation or liability as a consequence of any such claims or demands.

         SECTION 8. Notices. All notices required to be given hereunder shall be in writing and shall be deemed given when received at the following addresses until such time as the parties hereto designate a different or additional address or addresses:

                  To the Company:

                           Safety-Kleen Corp.
                           1301 Gervais Street, Suite 300
                           Columbia, South Carolina 29201
                           Attn:    Henry H. Taylor
                           Telephone:       (803) 933-4200
                           Facsimile:       (803) 933-4340

                  To the Trustee:

                           The Bank of Nova Scotia
                             Trust Company of New York
                           One Liberty Plaza, 23rd Floor
                           New York, New York 10006
                           Attn:    George Timmes
                           Telephone:       (212) 225-5422
                           Facsimile:       (212) 225-5436


                  To the Escrow Agent:

                           The Bank of Nova Scotia
                             Trust Company of New York
                           One Liberty Plaza, 23rd Floor
                           New York, New York 10006
                           Attn:    George Timmes
                           Telephone:       (212) 225-5422


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                           Facsimile:       (212) 225-5436

         SECTION 9. Tax Reporting Matters. All interest earned on Escrowed Funds shall constitute the currently reportable income of the Company for federal income tax purposes. The Company agrees to provide the Escrow Agent a certified tax identification number for it by furnishing appropriate forms W-9 (or Forms W-8, in the case of non-U.S. persons) and other forms and documents that the Escrow Agent may reasonably request (collectively, "Tax Reporting Documentation") to the Escrow Agent within 30 days after the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement. The Escrow Agent need not make any distribution of all or any portion of the Escrowed Funds to any person (other than to the Paying Agent for the purposes of the Special Mandatory Redemption) until such person has furnished to the Escrow Agent such Tax Reporting Documentation as the Escrow Agent may reasonably require.

         SECTION 10. Miscellaneous. (a) This Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Agreement against the Escrow Agent.

         (b) This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which when taken together shall constitute one agreement.

         (c) This Agreement shall be governed by the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.


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         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day first written above.


                                      THE BANK OF NOVA SCOTIA
                                       TRUST COMPANY OF NEW YORK,
                                        as Escrow Agent

                                      By /s/ George E.  Timmes
                                         Name:  George E.  Timmes
                                         Title:    Vice President

                                      THE BANK OF NOVA SCOTIA
                                       TRUST COMPANY OF NEW YORK,
                                        as Trustee

                                      By /s/ George E.  Timmes
                                         Name:  George E.  Timmes
                                         Title:    Vice President


                                      SAFETY-KLEEN CORP.


                                      By /s/ Paul R.  Humphreys
                                         Name:  Paul R.  Humphreys
                                         Title: Senior Vice President of Finance
                                                 and Chief Financial Officer


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                                                                       EXHIBIT A


                          FORM OF OFFICER'S CERTIFICATE
                                       OF
                               SAFETY-KLEEN CORP.


         This certificate is being delivered pursuant to Section 3(a) of the Escrow Agreement dated as of May 17, 1999 (the "Escrow Agreement"), among Safety-Kleen Corp. (the "Company"), The Bank of Nova Scotia Trust Company of New York, a bank and trust company organized under the laws of New York, as Trustee and The Bank of Nova Scotia Trust Company of New York, a bank and trust company organized under the laws of New York, as Escrow Agent. Capitalized terms used but not defined herein have the respective meanings specified in the Escrow Agreement. The Company hereby certifies through the undersigned officer that:

                  1. As of the date hereof, the Funding Conditions have been satisfied.

                  2. The Escrowed Funds (as defined in the Escrow Agreement), upon release to the Company in accordance with the Escrow Agreement, will be used as set forth under "Use of Proceeds" in the Offering Memorandum dated May 10, 1999 relating to the Notes.

         IN WITNESS WHEREOF, the undersigned has signed this Certificate this ___ day of __________, 1999,

                                        SAFETY-KLEEN CORP.


                                        By   ___________________________________
                                             Name:
                                             Title:


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